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                                                                       Exhibit 5

     Suite 1700, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 Telephone (954) 763-1200 / Facsimile (954) 766-7800 / E-mail ap@atlaslaw.com
                        Web site http://www.atlaslaw.com

         FORT LAUDERDALE o MIAMI o BOCA RATON o NAPLES o SANTIAGO, CHILE

ATLAS PEARLMAN
P.A.

                    ATTORNEYS AT LAW

Jan Douglas Atlas     Joel D. Mayersohn        Of Counsel
Michael W. Baker      Matthew W. Miller        Jon A. Sale
Alan H. Baseman       William Nortman          Benedict P. Kuehne
Stephen W. Bazinsky   Brian A. Pearlman        Sergio Vivanco A.**
Roxanne K. Beilly     Charles B. Pearlman
Elliot P. Borkson     Jonathan S. Robbins      Director of
Deborah Ann Byles     James M. Schneider       Marketing and Development
Robin Corwin Campbell Wayne H. Schwartz        Scott I. Cowan*
Rebecca G. DiStefano  Douglas Paul Solomon
April I. Halle        Samantha Nicole Tesser
Kip O. Lassner         Michael L. Trop
Eric Lee              Steven I. Weinberger      *not licensed to practice law
Andrew Lockwood       Kenneth P. Wurtenberger  **not admitted in Florida



                                                                May 15, 2000


        Viragen, Inc.
        865 S.W. 78th Street, Suite 100
        Plantation, Florida 33324

                Re: Registration Statement on Form S-8; Viragen, Inc. (the "Company"); 2,074,000 Shares of Common Stock

        Gentlemen:

                This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company and the resale of an aggregate of 2,074,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") to be sold pursuant to the above the Registration Statement and the Company's Common Stock purchase warrants and Common Stock purchase option (collectively "Options") granted to consultants and to the President of the Company. The shares of Common Stock to be sold consist of up to 1,074,000 shares of Common Stock to be issued to the consultants and up to 1,000,000 shares to be issued to such executive officer under the Options.

                In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation, By-Laws, the Options, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

                Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued upon exercise of the Options, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.


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        Viragen, Inc.
        May 15, 2000
        Page 2


                We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                                     Very truly yours,



                                                     /s/Atlas Pearlman, P.A.
                                                     ---------------------------
                                                     ATLAS PEARLMAN, P.A.




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